Exhibit 99.1

FOR IMMEDIATE RELEASE

DECEMBER 19, 2012

CONTACT:

SHARON MCHALE

(703) 903-2438

FREDDIE MAC ANNOUNCES FUTURE RETIREMENT OF CFO ROSS J. KARI

McLean, VA — Freddie Mac (OTC.FMCC) announced today that its chief financial officer, Ross J. Kari, has informed the company of his intent to retire in the second half of 2013 following his 55th birthday. Kari has committed to stay with Freddie Mac until after a successor is appointed and a smooth transition has taken place.

“Ross has been an invaluable asset to Freddie Mac, leading the company through some of its most important financial efforts, including the successful completion of the FAS 140 implementation and Sarbanes-Oxley compliance,” said Chief Executive Officer Donald H. Layton. “He is a truly outstanding CFO and I greatly appreciate his ongoing commitment to the company, its mission and its people.”

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four homebuyers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com.

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